Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-238115) pertaining to the 2017 Share Incentive Plan and the Registration Statement on Form F-3 (File No. 333-234701) of Gamida Cell and its subsidiary (the “Company”), of our report dated March 9, 2021, with respect to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER	Tel-Aviv, Israel
A Member of Ernst & Young Global	March 11, 2021